FOR IMMEDIATE RELEASE

Contacts:
Investors
Lynne Farris
831-431-1868
lfarris@borland.com

Media
Becky Wood DiSorbo
831-431-1894
bwood@borland.com

Borland and WebGain Settle Patent Dispute

SCOTTS VALLEY, Calif. – July 29, 2002 – Borland Software Corporation (Nasdaq NM: BORL) today announced that Borland and WebGain, Inc. have settled their pending patent litigation.

Under the terms of the settlement agreement, WebGain has agreed to dismiss its suit which had sought a ruling from the Court that their Visual Café and Structure Builder products did not infringe six Borland patents and which alleged that such patents were invalid. Borland has also agreed to dismiss its counterclaim against WebGain, which alleged that WebGain’s Visual Café and Structure Builder products infringed seven Borland patents. While both dismissals were without prejudice, each of the parties has agreed that, prior to July 1, 2006, it will not initiate any legal proceedings against the other relating to the infringement, validity or enforceability of the seven patents in dispute. This non-assertion covenant terminates prior to July 1, 2006 if a number of events occur including, without limitation, a change in control of WebGain. Pursuant to the settlement agreement, neither party will receive any damages or reimbursement of costs or fees from the other. Further details of the settlement are not being disclosed.

Borland and WebGain Settle Patent Dispute	Page 2

“As we said a year ago, we were disappointed that WebGain had decided to resort to legal action rather than pursue an equitable resolution through a licensing agreement as we offered in the spring of 2001,” said Dale L. Fuller, president and CEO of Borland. “Given the uncertainty surrounding WebGain’s future, we believe the settlement is good for both parties and we are pleased that we were able to resolve this litigation so that we can avoid the continuing costs, time, uncertainty and distractions of a lengthy legal battle and, most importantly, focus on meeting the needs of our customers.”

“Borland has been a leader in the creation of market leading, best-in-class development environments since the company was founded almost 20 years ago. Over the past two decades, we have invested millions of dollars to design products that increase developer productivity and reduce time to market for software projects for the enterprise, and today we have nearly 100 issued U.S. patents in our intellectual property portfolio. As this litigation demonstrated, Borland is serious about protecting its intellectual property, and we will continue to take the necessary steps to safeguard these valuable assets,” Mr. Fuller concluded.

About Borland

Borland Software Corporation is a leading provider of technology used to develop, deploy and integrate software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the community site at http://community.borland.com, or call Borland at (800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation, in the United States and other countries. All other marks are the property of their respective owners.

Borland and WebGain Settle Patent Dispute	Page 3

Safe Harbor Statement

This release contains "forward-looking statements" as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, Borland’s future financial performance, capital expenditures, revenues, acquisitions, earnings, costs, product development plans, global expansion plans, estimated size of potential customer markets, demand for Borland’s products, the projected acceptance by existing or potential customers of new technologies and the potential features of, or benefits to be derived from, the products developed, marketed or sold by Borland, market and technological trends in the software industry and various economic and business trends. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: general economic factors and capital market conditions, general industry trends, the potential effects on Borland of competition in computer software product and services markets, growth rates in the software and professional services markets that Borland participates in, rapid technological change that can adversely affect the demand for Borland’s products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by Borland, delays in scheduled product availability dates, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, the ability to successfully integrate acquisitions, Borland’s ability to protect its intellectual property rights, the dependence of certain of Borland’s business units on licenses from third parties, Borland’s ability to attract and retain qualified personnel and Borland’s failure to reduce costs. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

###